Exhibit 1

INVESTMENT MANAGEMENT AGREEMENT

This Agreement, effective as of September 24, 2004 (this “Agreement”) is entered into by and between Banc One High Yield Partners, LLC (“BOHYP”) and Baldwin Place Refi Co. LLC (the “Client”) and sets forth the terms on which BOHYP will act as investment manager of the assets of Client placed with BOHYP for management hereunder (the “Account”).  Client acquired the assets in the Account on September 23, 2004, in connection with a sale of the collateral of the Baldwin Place CDO Ltd. Transaction (the “CDO”), and BOHYP was the investment manager for the CDO from November 2002 through September 23, 2004.

1   Appointment of BOHYP.  Client hereby appoints BOHYP investment manager with respect to the Account with full investment authority, subject to the Investment Guidelines (as defined and described in Section 3 below), and BOHYP accepts such appointment and agrees to open and maintain the Account as Client’s agent and investment manager.

2   Composition of Account; Custody.  (a)  The Account shall initially consist of the cash and securities set forth on Schedule I attached hereto, such other cash and securities that Client from time to time places under the supervision of BOHYP and/or which shall become part of the Account as a result of transactions therein or otherwise.

(b)   Client has appointed Bank of New York (the “Custodian”) to be the custodian of the cash, securities and other property in the Account and BOHYP will execute all investment transactions for settlement with the Custodian under custodial account number 280402/Triumph. Client will provide BOHYP with reasonable notice of any contributions to or withdrawals from the Account as they may occur from time to time. Client shall direct the Custodian to comply with all investment instructions given by BOHYP with respect to the Account. Client shall provide BOHYP with reasonable advance notice of any subsequent changes in the Custodian.

(c)   Client agrees that it shall have full responsibility for the payment of all taxes due on capital or income held or collected for the Account and the filing of any returns in connection therewith or otherwise required by law.

3   Investment Guidelines.  Client is responsible for informing BOHYP, in advance and in writing, of the investment policies, guidelines, objectives, restrictions, conditions, limitations or directions applicable to, as well as any cash needs of, the Account (the “Investment Guidelines”), and BOHYP shall invest, reinvest and manage the securities, cash and any other property in the Account subject to such Investment Guidelines as in effect from time to time. The initial Investment Guidelines are attached hereto as Exhibit A and made a part hereof. Client may amend the Investment Guidelines upon written notice to BOHYP; provided such amendment becomes effective only upon Investment Advisor’s written acknowledgment of its receipt of such amendment, and BOHYP shall be provided a reasonable time to comply with such amendment.

4   Discretionary Authority.  (a)   Client requests BOHYP to review the assets held in the Account, and, subject to and in accordance with the Investment Guidelines, BOHYP shall have complete discretion and authority, without obtaining Client’s instructions, to make such sales, or to take any action with respect to such sales that it deems necessary or desirable in connection with the assets in the Account, and in connection therewith to execute or cause to be executed any and all required documents. Subject to the Investment Guidelines, in exercising its investment discretion BOHYP is not limited to investing in securities and other property of the type normally deemed appropriate for trust funds, provided that all securities in the Account shall be denominated in U.S. Dollars.

(b)   Client authorizes BOHYP, in its discretion, to aggregate purchases and sales of securities for the Account with purchases and sales of securities of the same issuer for other clients of BOHYP occurring on the same day. When transactions are so aggregated, the actual prices applicable to the aggregated transaction will be averaged, and the Account and the accounts of other participating clients of BOHYP will be deemed to have purchased or sold their proportionate share of the securities involved at the average price so obtained.

(c) Subject to the Investment Guidelines, investments may be made in, but are not limited to, securities of any kind including common or preferred stocks, warrants, rights, corporate or government bonds or notes, repurchase agreements, securities of any open-end or closed-end management type investment company or investment trust registered under the Investment Company Act of 1940, limited liability legal entities and non-registered pooled funds.  The fact that any bank or non-bank subsidiary of JPMorgan Chase & Co. is selling or providing services to and receiving remuneration from the foregoing repurchase agreement, investment company, investment trust or other investment product as counterparty, investment advisor, custodian, transfer agent, registrar, or otherwise shall not preclude BOHYP from investing the Account in the security; provided that such sale or purchase shall be (i) at a price no less than the market value of such security, in the case of a sale from the Account, or at a price no greater than the market value of such security, in the case of a purchase of a security for inclusion in the Account and (ii) on terms and conditions no less favorable than would be obtained in a transaction conducted on an arm’s length basis between third parties unaffiliated with each other.

5 Standard of Performance.  BOHYP agrees to supervise and direct the investment, reinvestment and disposition of the securities and financial assets in the Account in strict conformity with the terms of this Agreement, and shall perform on behalf of Client, those investment related duties and functions assigned to it in this Agreement.  BOHYP shall perform its obligations hereunder with reasonable care and in good faith and shall use its best judgment in rendering its services as an investment manager, using a degree of skill and attention no less than that which BOHYP or any affiliates thereof (i) exercises with respect to comparable assets that it manages for itself and its affiliates and (ii) exercises with respect to comparable assets that it manages for others, and in a manner consistent with the practice and procedures followed by reasonable and prudent institutional managers of national standing relating to the assets of the nature and character of the assets in the Account.

6   Brokerage and Execution Services. In accordance with the terms of Exhibit B attached hereto and made a part hereof, the Client acknowledges that BOHYP will effect securities and other investment transactions through brokers of its choosing.

7   Proxies and Legal Notices.   BOHYP shall vote all proxies with respect to securities held in the Account in accordance with BOHYP’s proxy voting guidelines and procedures in effect from time to time. Client agrees to instruct Custodian to forward all proxy materials and related shareholder communications to the designee provided by BOHYP promptly upon receipt. BOHYP shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and related communications are not received in a timely manner. BOHYP will not be required to take any action or render any advice with respect to securities presently or formerly held in the Account, or the issuers thereof, which become the subject of any legal proceedings, including bankruptcies.

8  Information and Statements.  BOHYP shall cause to be rendered to Client, no less frequently than monthly, statements setting forth the property in the Account and transactions therein and advices of changes as they are made in the Account in accordance with BOHYP’s normal procedures including: (i) monthly marked-to-market reports (as of month-end), and (ii) monthly OSL reports.  In addition to the foregoing monthly statements, BOHYP shall also provide to Client quarterly performance reports. Client agrees to review promptly all statements and advices. Client acknowledges that Custodian will furnish the official confirmations of Account transactions and periodic Account statements detailing positions and activity.

9   Delegation to Third Parties.   BOHYP may employ an affiliate or a third party to perform any accounting, administrative, reporting and ancillary services required to enable BOHYP to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, BOHYP may provide information about Client and the Account to any such affiliate or other third party for the purpose of providing the services contemplated under this clause. BOHYP will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve BOHYP of any of its obligations under this Agreement.

10   Client Lists.   Subject to Section 25 hereof, Client consents to the use of Client’s name in BOHYP’s (or its affiliates’) lists of representative clients solely for the purpose of identifying Client as a BOHYP client.

11   Fees and Expenses.  For all services provided hereunder, Client shall pay BOHYP the fees set forth in Exhibit C attached hereto. Such fees may be changed by written agreement of the parties hereto. It is understood that, in the event such fees are to be paid by the Custodian, Client will provide written authorization to the Custodian to pay BOHYP’s fees directly from the Account. In addition, it is agreed that all brokerage commissions, taxes, charges and other costs incident to the purchase and sale of securities shall be charged to and paid from the Account, upon similar written authorization to the Custodian by Client.

12   Service to Other Clients.  It is understood that BOHYP and its affiliates perform investment advisory services for various clients. Client agrees that BOHYP may give advice and take action with respect to any of its other clients, which may differ from advice given or the timing or nature of action taken with respect to the Account. It is BOHYP’s policy, to the extent practicable, to allocate investment opportunities among clients over a period of time on a fair and equitable basis. It is understood that BOHYP shall not have any obligations to purchase or sell, or to recommend for purchase or sale, for the Account any security which BOHYP, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of BOHYP such transaction or investment appears unsuitable, impractical or undesirable for the account. Client acknowledges that BOHYP may make different investment decisions with respect to each of its clients, and that such fact shall not be relied upon by Client or any of its agents or representatives as evidence of a breach of BOHYP’s duties hereunder.

13   Insider Information.  If, by reason of its investment management activities, BOHYP obtains material non-public information, Client acknowledges that BOHYP will not make any investment decisions based upon such information.

14   Notices.  All notices and other written communications specified herein shall be deemed duly given if delivered personally, if mailed (by registered or certified mail, return receipt requested and postage prepaid), if sent by overnight courier service for next business day delivery, by facsimile transmission, or by electronic transmittal with return receipt, to the appropriate address for each party as set forth below. Such communications shall be effective immediately (if delivered in person or by confirmed facsimile), upon the date acknowledged to have been received in return receipt, or upon the next business day (if sent by overnight courier service).

Notices shall be sent to BOHYP at the following address:

Banc One High Yield Partners, LLC
8044 Montgomery Road, Suite 555
Cincinnati, OH 45236
Attention: James P. Shanahan
Telephone: 513-985-3200
Facsimile: 513-985-3217

Notices shall be sent to Custodian at the following address:

Bank of New York
1 Wall Street
New York, NY 10286
Attention: David Ryan
Telephone: 212-635-6884
Facsimile: 212-635-8845

Notices shall be sent to Client at the following address:

Baldwin Place Refi Co. LLC
c/o Financial Security Assurance Inc.
350 Park Avenue
New York, NY 10022
Attention:  Managing Director - Transaction Oversight Group
Telephone:  212-826-0100
Facsimile:   212-339-3518

15   Discharge of Liability.  (a)   BOHYP does not guarantee the future performance of the Account or any specific level of performance, the success of any investment decision or strategy that BOHYP may use, or the success of BOHYP’s overall management of the Account. Client understands that investment decisions made for the Account by BOHYP are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. BOHYP will manage only the securities, cash and other investments held in the Account and in making investment decisions for the Account, BOHYP will not consider any other securities, cash or other investments owned or managed by Client.

(b)    BOHYP, its directors, officers, shareholders and employees (collectively, the “JPMC Entities and Persons”) shall have no liability as a result of actions it takes based on instructions it receives from authorized persons (“Authorized Persons”) of the Client and reasonably believed by the JPMC Entities and Persons to be genuine. The JPMC Entities and Persons shall not be liable to Client or its representatives for any losses suffered by Client arising from any depreciation in the value of the Account or from the income derived from it (including, without limitation, where such depreciation results from capital loss or taxation liability) or other losses that result from BOHYP’s actions hereunder, except to the extent such losses are judicially determined to be proximately caused by acts or omissions constituting bad faith, willful misconduct, negligence or breach of fiduciary duty in the performance, or reckless disregard, of the obligations of BOHYP hereunder. Under no circumstances shall the JPMC Entities and Persons be liable for any special, consequential or indirect damages.

(c)   BOHYP may consult with legal counsel (who may be of counsel to Client or the Custodian) concerning any question which may arise with reference to its duties under this Agreement, and the opinion of such counsel shall be full and complete protection with respect to any action taken or suffered by BOHYP hereunder in good faith and in accordance with the opinion of such counsel.

(d)   Notwithstanding the foregoing, no provision of this Agreement shall constitute a waiver or limitation of any right; remedy, power or privilege of Client that may exist under Federal or state securities laws, or any other applicable laws.

16   Force Majeure.   Neither party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the offending party. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

17   Client Representations.  Client represents and warrants to BOHYP that: (i) Client has full power and authority to appoint BOHYP to deal with the Account in accordance with the terms of this Agreement, this Agreement is valid and has been duly authorized, does not violate any obligation by which Client is bound, and when so executed and delivered, will be binding upon Client in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general principles of equity; (ii) Client is not an investment company as defined by the “Investment Company Act of 1940” and registration of the Account under such Act is not required; (iii) the Account does not contain employee benefit plan assets subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Client is not an employee benefit plan subject to ERISA, and Client is not entering into this Agreement in a fiduciary capacity under ERISA; (iv) Client has executed and delivered to BOHYP, as applicable, a Qualified Institutional Buyer Certification (Annex A), and Client will advise BOHYP in writing of any change in status affecting such documents; (v) Client acknowledges that it has received from BOHYP a copy of Part II of BOHYP’s Form ADV more than forty-eight (48) hours prior to entering into this Agreement; and (vi) Client shall furnish to BOHYP certified copies of appointments or designations setting forth the names, titles and authorities of the individuals who are authorized to act on behalf of Client with respect to the Account and this Agreement, and BOHYP shall be entitled to rely upon such information until it receives written notice of a change in such appointments or designations.

18    BOHYP Representations.   BOHYP represents and warrants to Client that: (i) this Agreement is valid and has been duly authorized, executed and delivered, does not violate any obligation by which BOHYP is bound, and when so executed and delivered, will be binding upon BOHYP in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general principles of equity; and (ii) it is registered as an investment adviser under the Investment Adviser’s Act of 1940.

19   Applicable Law.  All questions arising hereunder shall be determined according to the laws of the State of New York (without regard to its conflict of laws provisions) and the provisions hereof shall be binding upon the successors and assigns of the parties. The parties hereby submit to the non-exclusive jurisdiction of the courts of New York and of the Federal Courts in the Southern District of New York with respect to any litigation relating to this Agreement, and consent to the service of process by the mailing of copies thereof by certified mail to the relevant party’s address as it appears in Section 14 hereof. The parties hereby waive trial by jury in any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement.

20   Assignment.  This Agreement may not be assigned without the prior written consent of the other party.

21   Termination and Survival.  This Agreement may be terminated with respect to all or a portion of the cash, securities or other property constituting the Account by either party as to its responsibilities hereunder at any time by giving to the other party written notice at least thirty (30) days prior to the date on which such termination is to become effective. Termination of this Agreement shall be without prejudice to the completion of any commitments to purchase or dispose of any securities or other property made by BOHYP prior to giving or receipt of notice to terminate this Agreement. The provisions relating to the following rights and obligations of the parties shall survive the termination, cancellation, expiration and/or rescission of this Agreement: Client Lists, Discharge of Liability, Applicable Law, and Termination and Survival.

22   Counterparts; Severability.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that one or more provisions of this Agreement shall be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless remain and continue in full force and effect.

23   Amendment.  This Agreement may be amended by mutual consent of the parties. Except as provided herein, no alteration or variation of the terms of this Agreement shall be valid unless made in writing and signed by the parties hereto.

24 Customer Identification Program. To help the government fight the funding of terrorism and money laundering activities, BOHYP has adopted a Customer Identification Program, (“CIP”) pursuant to which BOHYP is required to obtain, verify and maintain records of certain information relating to its clients. In order to facilitate BOHYP’s compliance with its CIP, Client hereby represents and warrants that (i) all documents provided to BOHYP are true and accurate as of the date hereof, and (ii) Client agrees to provide to BOHYP such other information and documents that BOHYP requests in order to comply with BOHYP’s CIP.

25 Confidentiality.  BOHYP shall, and shall cause the JPMC Entities and Persons, to keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to non-affiliated third parties except: (i) with the prior written consent of Client (which consent shall not be unreasonably withheld), (ii) as required under any applicable law or regulation, or court order or by the rules or regulations of any self-regulating organization, body or official having jurisdiction over BOHYP or as otherwise required by law or by regulatory or judicial process, or (iii) such information as shall have been publicly disclosed other than in violation of this Agreement.

26 No Partnership or Joint Venture. Client and BOHYP are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.  BOHYP will be, for all purposes herein, deemed to be an independent contractor and will, unless otherwise expressly provided herein or authorized by Client from time to time, have no authority to act for or represent Client in any way or otherwise be deemed an agent of Client.

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of the parties on the day and year first above written.

BALDWIN PLACE REFI CO. LLC,
Client

By: FSA Portfolio Management Inc.,
Member

By:	/s/ Bruce E. Stern
Name:	Bruce E. Stern
Title:	General Counsel

BANC ONE HIGH YIELD PARTNERS, LLC

By:	/s/ Gary J. Madich
Name: Gary J. Madich
Title: Sr. Managing Director

EXHIBIT A

(Investment Guidelines)

1. Transactions that do not require Client’s prior consent. (a) BOHYP may, on behalf of Client, sell any security or financial asset in the Account whenever BOHYP deems such sale necessary or advisable; provided that BOHYP gives notice to Client within 24 hours of such sale detailing (i) the name or description of the security or financial asset sold, (ii) the number or amount of securities or financial assets sold, and (iii) the sale price of each such security or financial asset that has been sold; together with a copy of the trade ticket for each such transaction.  Notwithstanding the preceding sentence, BOHYP may not direct the sale of any item in the Account to any account or portfolio of BOHYP or its Affiliates, or for which BOHYP or any of its Affiliates serve as an investment advisor, without the prior written consent of Client.

(b) BOHYP may, on behalf of Client, respond to an offer (from the issuer of a security, or from any other person made to all holders of such security) to purchase or acquire such security, by tendering the affected security, declining the offer, retaining or disposing of the security.

2. Transactions that require Client’s prior written consent. (a) BOHYP may not (i) purchase any security or financial asset for the Account, or reinvest the proceeds, interest or dividend income, or any other distribution received with respect to the Account, or (ii) agree to convert a security, or exchange a security for any other security; without the prior written consent of Client.

(b) Unless expressly stated in Section 1 above, all other transactions with respect to the Account which involve the receipt of a new security, a change or an amendment to the terms and conditions of an existing security, bankruptcy proceedings with respect to an issuer of a security shall require Client’s prior written consent.

EXHIBIT B

Brokerage and Execution Services

(a)   BOHYP will use the execution services of such broker-dealers as it may select from time to time, which will be entitled to compensation for their services, to effect transactions for the purchase and/or sale of securities and other investments by the Account.  In connection with transactions effected for the Account, Client authorizes BOHYP to establish and trade in accounts in its or the name of the Account with members of national or regional securities exchanges and the National Association of Securities Dealers Inc., including “omnibus” accounts established for the purpose of combining orders for more than one client.

(b)   Client hereby authorizes BOHYP to effect transactions for the Account through affiliated broker-dealers (“Affiliated Broker-Dealers”) and the Affiliated Broker-Dealers may retain commissions in connection with effecting such agency transactions for the Account. Client understands that other broker-dealers may be willing to effect transactions for Client at lower commission rates than those charged by Affiliated Broker-Dealers. When executing trades through Affiliated Broker-Dealers, BOHYP shall seek to obtain the most favorable terms for Client transactions that are reasonably available under the circumstances. If Client’s Account is subject to Section 11(a) of the Securities Exchange Act of 1934 (“Exchange Act”), as amended, and Rule 11a2-2(T) thereunder, Client authorizes the Affiliated Broker-Dealers that may be members of a U.S. securities exchange, or have the right to trade on such an exchange, to execute transactions on such exchange for the Account.

(c)   In selecting brokers through which transactions for client accounts will be executed, BOHYP’s primary consideration will be the broker’s ability to provide best execution of trades.  In making a decision about best execution (and subject to section 28(e) of the Securities Exchange Act of 1934, as amended), BOHYP may consider a number of factors including, but not limited to, trade price and commission and quality of research services the broker may provide.  The commission rates paid to any broker for execution of transactions will be determined through negotiations with the broker, taking into account industry norms for the size and type of transaction, and the nature of brokerage and research services provided.  Such research services may include, but not be limited to, analysis and reports concerning economic factors and trends, industries, specific securities, and portfolio strategies.  Research services furnished by brokers will generally be used in connection with all BOHYP’s advisory accounts, although not all such services may be used with any particular account that paid commissions to the brokers providing such services.

(d)   BOHYP is also hereby authorized to effect “agency cross transactions” (as defined in Rule 206(3)-2 promulgated by the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended) with its Affiliated Broker-Dealers whereby they will act as agent for, and receive commissions from, the Account and the party on the other side of the transaction. Client understands that in addition to receiving commissions from both parties, the Affiliated Broker-Dealers may have a potentially conflicting division of loyalties and responsibilities to both parties to the transaction. Client’s consent to execute “agency-cross transactions” may be revoked at any time by written notice from Client to BOHYP.

EXHIBIT C

Fee Agreement

“Aggregate Account Value” shall mean the marked-to-market value of all items in the Account, including accrued but unpaid interest on the securities that trade with accrued interest, as calculated by BOHYP and agreed upon by Client.

“Business Day” shall mean any day that is not (i) a Saturday or Sunday or (ii) a day that is either a legal holiday or a day on which Client or BOHYP are closed or is a day on which banking institutions located in the State of New York are authorized or obligated by law, regulation or executive order to be closed.

“Client Refinancing Liability” shall mean the outstanding principal balance of the Baldwin Place Refi Co. LLC Floating Rate Refinancing Notes, due June 15, 2011, plus accrued but unpaid interest, as calculated by Client and agreed upon by BOHYP.

“Fee Payment Date” shall mean the 15th day of each March, June, September and December in each year (or if such day is not a Business Day, the next succeeding Business Day) beginning on December 15, 2004.

As compensation for all services provided hereunder, Client shall pay BOHYP, quarterly in arrears on each Fee Payment, the following fees:

(i)                                     a base fee equal to 0.15% per annum of the average Aggregate Account Value as of the last day of each of the four months immediately preceding the applicable Fee Payment Date,

(ii)                                  a supplemental fee equal to 0.05% per annum of the Aggregate Account Value, as determined as of the last day of each calendar month, accruing from the date hereof, but payable only on a Fee Payment Date applicable to a period in which the Aggregate Account Value is equal to or greater than the Client Refinancing Liability.  Any accrued but unpaid supplemental fees shall be paid on the first Fee Payment Date following the period in which the Aggregate Account Value exceeds the sum of the Client Refinancing Liability plus $5,000,000.00

(iii)                               an incentive fee equal to 20.0% of the amount of any proceeds, whether from principal, interest or other, received by Client from the Account; provided that (x) the Client Refinancing Liability has been reduced to zero, and (y) subsequent to the date on which the Client Refinancing Liability has been reduced to zero, Client has already received and retained proceeds, whether from principal, interest or other, from the Account in excess of $10,000,000.00.

EXHIBIT D

Authorized Signature List

Richard Bauerfeld
Managing Director
(212) 339-3506

Russell B. Brewer
Managing Director
(212) 339-3500

Alex Makowski
Managing Director
(212) 339-3425

Steven Tremblay
Director
(212) 339-3516

Doug Watson
Managing Director
(212) 339-3451

ANNEX A Qualified Institutional Buyer Certification

To: Banc One High Yield Partners, LLC (“Agent”)

Dear Ladies and Gentlemen:

The undersigned has retained Agent to manage the assets in the undersigned’s account (the “Account”) pursuant to an agreement with the Agent (the “Agreement”). Pursuant to the Agreement, the Agent is authorized to invest the Account in restricted securities under Rule 144A of the Securities Act of 1933 (“Rule 144A”) that are issued by various issuers (the “Issuers”) and purchased from various Broker-Dealers (the “Brokers”).  In order to establish that it is a “Qualified Institutional Buyer” under Rule 144A, the undersigned hereby makes the certifications set forth below to the Agent, the Issuers, and the Brokers.  The undersigned acknowledges that the Agent, the Issuers, and the Brokers will rely on this Certification for purposes of Rule 144A.  The Agent is hereby authorized to certify to the Issuers and Brokers from time to time that the undersigned is a Qualified Institutional Buyer within the meaning of Rule 144A.  Such Issuers and Brokers may rely on a certification from the Agent as to the undersigned’s status as a Qualified Institutional Buyer as if such certification were delivered directly from the undersigned.  The undersigned agrees to notify the Agent of any change in the certifications set forth below.  This certification shall be deemed to be a continuing certification until such time as Agent is notified in writing that the undersigned is no longer a Qualified Institutional Buyer for purposes of Rule 144A.

The undersigned hereby certifies that it is familiar with the requirements of Rule 144A and further certifies, represents and warrants that:

1.               The undersigned is a “Qualified Institutional Buyer” as described in Attachment A hereto.

2.               As of                          ,(1) the undersigned owned and invested on a discretionary basis an aggregate of $                     ,(2) of eligible securities as defined and calculated as set forth in Attachment A.

3.               Fiscal year end:

4.               The undersigned is acting for its own account or the accounts of other Qualified Institutional Buyers.

5.               The person signing this certification is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the undersigned duly authorized to execute this certification.  If the undersigned is a “family of investment companies” as defined in Rule 144A, the person executing this certification is an executive officer of the investment adviser.

Company:
By:
Printed Name:
Title:
Date:

(1)   Insert a specific date on or since the end of the undersigned’s most recent fiscal year.

(2)   The amount can be an approximation but must be a specific amount in excess of $100 million or such lesser amount applicable to the entity as contemplated by Attachment A. The aggregate investable amount should include all eligible securities, not just those managed by Agent.

Execution Copy

Attachment A

Definition of “QUALIFIED INSTITUTIONAL BUYER”

Any of the following entities, acting for its own account or the account of other Qualified Institutional Buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities:

•                  A company organized as an insurance company, whose primary and predominant business activity is the writing of insurance or the reinsuring of risk underwritten by insurance companies, and which is subject to supervision by the insurance commissioner, or similar official or agency, of a state or territory or the District of Columbia; or any receiver or similar official or any liquidating agent for an insurance company, in his capacity as such.

•                  An investment company registered under the Investment Company Act of 1940.

•                  A business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940.

•                  A small  business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

•                  A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees.

•                  An employee benefit plan within the meaning of Title I of the Employment Retirement Income Security Act of 1974 (“ERISA”).

•                  A trust fund whose trustee is a bank or trust company and whose participants are exclusively (i) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, or (ii) employee benefit plans within the meaning of Title I of the ERISA, except trust funds that include as participants individual retirement accounts or H.R. 10 plans.

•                  A business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

•                  An organization described in Section 501(c)(3) of the Internal Revenue Code.

•                  A corporation (other than a bank as defined in Section 3(a)(2) of the Securities Act of 1933 or a savings and loan association or other institution referenced in Section 3(a)(5)(A) of the Securities Act of 1933 or a foreign bank or savings and loan association or equivalent institution).

•                  A partnership.

•                  A Massachusetts or similar business trust.

•                  An investment adviser registered under the Investment Advisers Act of 1940.

•                  A bank as defined in Section 3(a)(2) of the Securities Act of 1933 that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale under the rule.

•                  A savings and loan association or other institution as referenced in Section 3(a)(5)(A) of the Securities Act of 1933 that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale under the rule.

•                  A foreign bank or savings and loan association or equivalent institution that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 18 months preceding such date of sale for a foreign bank or savings and loan association or equivalent institution.

A dealer registered pursuant to Section 15 of the Exchange Act, that in the aggregate owns and invests on a discretionary basis at least $10 million in securities.

A dealer registered pursuant to Section 15 of the Exchange Act, acting in a riskless principal transaction on behalf of a Qualified Institutional Buyer.

An investment company registered under the Investment Company Act of 1940 that is part of a family of investment companies (as defined in Rule 144A(a)(1)(iv)) which own in the aggregate at least $100 million in securities.

An entity, all of the equity owners of which are Qualified Institutional Buyers.

Calculation of the Aggregate Amount of Securities owned and invested on a discretionary basis

Exclusions.  In determining the aggregate amount of eligible “securities” owned and invested on a discretionary basis, the following instruments and interests shall be excluded:  securities issued by affiliates of the entity, bank deposit notes and certificates of deposits, loan participations; repurchase agreements; securities owned but subject to a repurchase agreement; and currency, interest rate and commodity swaps.

Valuation.  The aggregate value of securities owned and invested on a discretionary basis by an entity shall be the cost of such securities, except that they may be valued at market if the entity reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published.

Subsidiaries.  Securities owned by subsidiaries of the entity that are consolidated with the entity in its financial statements prepared in accordance with generally accepted accounting principles may be included if the investments of such subsidiaries are managed under the direction of the entity, except that, unless the entity is a reporting company under section 13 or 15(d) of the Exchange Act, securities owned by such subsidiaries may not be included if the entity itself is a majority-owned subsidiary that would be included in the consolidated financial statements of another enterprise.